EXHIBIT 77Q(1)(b)

FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED
(the "Fund")

     The following resolution was adopted by the Board of Directors of the Fund on July 17, 2007 in connection with a modification to a non-fundamental investment policy:


WHEREAS, 	The Securities and Exchange
Commission ("SEC") has adopted new
rules under the Investment Company
Act of 1940, as amended (the "1940
Act") that increase the ability of
investment companies to invest in
the shares of other investment
companies; and

WHEREAS, 	Rule 12d1-1 of the 1940 Act ("Rule
12d1-1") exempts investments in
money market mutual funds from
certain prohibitions relating to
investments in other investment
companies under Section
12(d)(1)(A) of the 1940 Act; and

WHEREAS, 	In light of the provisions of Rule
12d1-1, the Board of Directors
desires to modify the Fund's
current non-fundamental investment
policy regarding investments in
Investment Company Securities.

NOW THEREFORE BE IT

RESOLVED:	That the Board of Directors hereby
approves the modification of the
Fund's current non-fundamental
investment policy regarding
Investment Company Securities as
follows:

INVESTMENT COMPANY SECURITIES.
The Fund may invest in shares
of other investment companies
subject to the limitations of the
1940 Act, the rules and
regulations thereunder and in
certain circumstances SEC
exemptive orders.  To the extent
that investment advisory or
brokerage expenses of an
investment company are reflected
in the price of its shares held in
the Fund's portfolio, there will
be a duplication of such expenses.